Exhibit 2.3

SECOND AMENDMENT
TO STOCK AND ASSET PURCHASE AGREEMENT

     This SECOND AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of October 14, 2004 and entered into by and between GenCorp Inc., an Ohio corporation (“Seller”), and GDX Holdings LLC, a Delaware limited liability company (“Purchaser”), with reference to that certain Stock and Asset Purchase Agreement, dated as of July 16, 2004, by and between the Purchaser and Seller (the “Purchase Agreement”), as amended by the First Amendment to Stock and Asset Purchase Agreement dated as of August 31, 2004 (the “First Amendment”). Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Purchase Agreement.

ARTICLE I
AMENDMENTS TO PURCHASE AGREEMENT

     1.1    Section 3.1(e) of the Purchase Agreement is hereby amended by deleting the words “45 calendar days” and inserting “69 calendar days” in their place.

     1.2    Section 6.2(k)(iii) of the Purchase Agreement is hereby amended by deleting the words “90 days” and inserting “114 days” in their place.

ARTICLE II
MISCELLANEOUS

     2.1    Effect on Purchase Agreement. On and after the date of this Amendment each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by the First Amendment and this Amendment. Except as specifically amended by the First Amendment and this Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     2.2    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable contracts made and to be performed entirely within such State.

     2.3    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Amendment, original signatures.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

GenCorp Inc.
By:	/s/ Mark A. Whitney
	Name:	Mark A. Whitney
	Title:	Vice President, Law

GDX Holdings LLC
By:	/s/ Lenard Tessler
	Name:	Lenard Tessler
	Title:	Authorized Signatory